                                                                     EXHIBIT 5.1



                                October 28, 2000



Flowserve Corporation
222 West Las Colinas Boulevard
Suite 1500
Irving, Texas  75039

Flowserve Finance B.V.
Parallelweg 6
Elten-Leur 4870 AA
The Netherlands



Ladies and Gentlemen:

                  We have acted as counsel to Flowserve Corporation, a New York corporation (the "Company"), and its wholly owned subsidiary Flowserve Finance B.V., a private company with limited liability organized under the laws of The Netherlands ("FFBV"), in connection with the filing by the Company and FFBV under the Securities Act of 1933, as amended, of a registration statement on Form S-4 (the "Registration Statement") with the United States Securities and Exchange Commission. Pursuant to the Registration Statement, up to
[X] 100,000,000 aggregate principal amount of FFBV's 12 1/4 % Senior Subordinated Notes due 2010 (the "Outstanding Euro Notes") and $290,000,000 aggregate principal amount of the Company's outstanding 12 1/4 % Senior Subordinated Notes due 2010 (the "Outstanding Dollar Notes" and, together with the Outstanding Euro Notes, the "Outstanding Notes") are exchangeable for up to a like principal amount of the Company's euro-denominated 12 1/4 % Senior Subordinated Notes due 2010 (the "Euro Exchange Notes") and dollar-denominated 12 1/4 % Senior Subordinated Notes due 2010 (the "Dollar Exchange Notes", together with the Euro Exchange Notes, the "Exchange Notes"). The Outstanding Euro Notes were, and the Euro Exchange Notes will be, issued pursuant to an Indenture dated as of August 8, 2000 relating to the Euro Notes (the "Euro Notes Indenture") among FFBV, the Euro Note Guarantors, and The Bank of New York as trustee, registrar, principal paying agent and transfer agent (the "Trustee"). The Outstanding Dollar Notes were, and the Dollar Exchange Notes will be, issued pursuant to an Indenture dated as of August 8, 2000 relating to the Dollar Notes (the "Dollar Notes Indenture" and, together with the Euro Notes Indenture, the "Indentures") among the Company, the Dollar Note Guarantors and the Trustee. The Exchange Notes and the Outstanding Notes are collectively referred to herein as the "Notes."

                  In this capacity, we have examined the Registration Statement, the Indentures filed as Exhibits 4.7 and 4.8 to the Registration Statement, the Outstanding Notes, forms of the Euro Exchange Note and the Dollar Exchange Note contained in such Indentures and originals or copies certified or otherwise identified to our satisfaction of such documents as we have deemed necessary or appropriate to enable us to render the opinions expressed below.

                  The opinions stated herein are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States, and we do not express any opinion herein concerning any other laws.

                  Based upon the foregoing, it is our opinion:

                  (i) The Dollar Exchange Notes have been duly authorized and executed by the Company and, assuming that the Dollar Exchange Notes have been duly authorized and executed by each Dollar Note Guarantor under the laws of its jurisdiction of incorporation or formation, the Dollar Exchange Notes have been duly executed and delivered under the laws of the State of New York by each Dollar Note Guarantor and, assuming further that the Dollar Exchange Notes have been duly authenticated by the Trustee in accordance with the Dollar Notes Indenture, when the Dollar Exchange Notes have been exchanged for the Outstanding Dollar Notes as contemplated in the Registration Statement, the Dollar Exchange Notes will be duly authenticated and will constitute legal, valid and binding obligations of the Company and each Dollar Note Guarantor enforceable against the Company and each Dollar Note Guarantor in accordance with their terms.

                  (ii) The Euro Exchange Notes have been duly authorized and executed by the Company as guarantor and, assuming that the Euro Exchange Notes have been duly authorized and executed by FFBV under the laws of The Netherlands and by each Euro Note Guarantor (other than the Company) under the laws of its jurisdiction of incorporation, the Euro Exchange Notes have been duly executed and delivered under the laws of the State of New York by FFBV and each Euro Note Guarantor and, assuming further that the Euro Exchange Notes have been duly authenticated by the Trustee in accordance with the Euro Notes Indenture, when the Euro Exchange Notes have been exchanged for the Outstanding Euro Notes as contemplated in the Registration Statement, the Euro Exchange Notes will be duly authenticated and will constitute valid and binding obligations of FFBV, the Company and each other Euro Note Guarantor enforceable against FFBV, the Company and each other Euro Note Guarantor in accordance with their terms.

               Our opinions expressed above are subject to the following qualifications:

               (a) Our opinion as to the enforceability of the Notes is subject to the effect of (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law) and (iii) (solely with respect to obligations of FFBV and Flowserve International Limited) possible judicial action giving effect to foreign governmental actions or foreign laws affecting creditors' rights; and

               (b) We do not express any opinion as to the validity of any consent or agreement to submit to the jurisdiction of any United States federal court (other than personal jurisdiction).

               We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" contained in the prospectus which is included in the Registration Statement.


                                      Very truly yours,

                                      /s/ SHEARMAN & STERLING

CCP/CHL/JK/SAG